                                                                    EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE

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
                                         PERIOD FROM INCEPTION    NINE MONTHS
                                          (JUNE 30, 1995) TO         ENDED
                                            MARCH 31, 1996     DECEMBER 31, 1996
                                         --------------------- -----------------
Net loss...............................       $(3,232,410)       $(26,118,792)
                                              ===========        ============
Shares used in calculation of net loss
 per share:
  Weighted average common shares
   outstanding.........................        13,462,963          17,563,288
                                              -----------        ------------
  Shares used in computing net loss per
   share...............................        13,462,963          17,563,288
                                              ===========        ============
  Net loss per share...................       $     (0.24)       $      (1.49)
                                              ===========        ============
Calculation of shares outstanding for
 computing proforma net loss per share:
  Weighted average common shares
   outstanding.........................        13,462,963          17,563,288
  Adjusted to reflect effect of assumed
   conversion of preferred stock from
   date of issuance....................         1,083,924           9,417,729
                                              -----------        ------------
  Shares used in computing proforma net
   loss per share......................        14,546,887          26,981,017
                                              ===========        ============
  Proforma net loss per share..........       $     (0.22)       $      (0.97)
                                              ===========        ============
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